Exhibit 5

Schedule of Transactions

Shamrock Activist Value Fund, L.P.
Date	Number of Common Shares	Price Per Common Share in $US*	Total Purchase Price
05/12/09	109,864	$32.5167	$3,572,415
05/13/09	109,864	$31.2031	$3,428,097
05/14/09	109,864	$31.6822	$3,480,733
05/15/09	249,690	$32.2846	$8,061,152

Total:	579,282		$18,542,397

Shamrock Activist Value Fund II, L.P.
Date	Number of Common Shares	Price Per Common Share in $US*	Total Purchase Price
05/12/09	68	$32.5167	$2,211
05/13/09	68	$31.2031	$2,122
05/14/09	68	$31.6822	$2,154
05/15/09	155	$32.2846	$5,004

Total:	359		$11,491

Shamrock Activist Value Fund III, L.P.
Date	Number of Common Shares	Price Per Common Share in $US*	Total Purchase Price
05/12/09	68	$32.5167	$2,211
05/13/09	68	$31.2031	$2,122
05/14/09	68	$31.6822	$2,154
05/15/09	155	$32.2846	$5,004

Total:	359		$11,491

*	Excludes Brokerage Commissions